Seer Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Full Year 2026 Outlook

REDWOOD CITY, Calif. February 26, 2026 – Seer, Inc. (Nasdaq: SEER), the pioneer and trusted partner for deep, unbiased proteomic insights, today reported financial results for the fourth quarter and full year ended December 31, 2025.

Recent Highlights

•
Generated revenue of $4.2 million for the fourth quarter of 2025 and $16.6 million for the full year 2025
•
Expanded installed base to 82 instruments, representing 67% year-over-year growth, with 33 total instruments installed during the full year 2025
•
Seminal customer studies published in Nature and Nature Genetics highlighting the power of the Proteograph to enable clinically relevant biomarker discovery and deep biologic insight
•
Strong presence at the 2025 Human Proteome Organization World Congress with more than a dozen scientific presentations and sixteen posters presented that highlight the translational power of the Proteograph
•
Ended the year with approximately $240.6 million of cash, cash equivalents and investments

“2025 was a challenging year as our customers navigated ongoing budgetary pressures, including uncertainty around NIH funding in the fourth quarter," said Omid Farokhzad, Chair and CEO of Seer. "Despite this persistently challenging funding environment, we made meaningful progress across our business. Our installed base grew significantly, consumable kit volume increased, the number of publications expanded throughout the year, and the Proteograph was selected to power multiple population-scale studies. I am more confident than ever in our opportunities in 2026 and beyond.”

Fourth Quarter 2025 Financial Results

Revenue was $4.2 million for the fourth quarter of 2025, a 5% increase from $4.0 million for the corresponding prior year period, primarily due to higher product revenue in the quarter. Product revenue for the fourth quarter of 2025 was $2.8 million and consisted of sales of Proteograph instruments and consumable kits. Service revenue was $1.2 million for the fourth quarter of 2025 and primarily consisted of revenue related to Seer Technology Access Center service projects. Other revenue was $128 thousand for the fourth quarter of 2025.

Gross profit was $2.2 million and gross margin was 52% for the fourth quarter of 2025.

Operating expenses were $19.6 million for the fourth quarter of 2025, including $3.2 million of stock-based compensation, a decrease of 23% compared to $25.5 million for the corresponding prior year period, including $6.0 million of stock-based compensation. The decrease in operating expenses was primarily driven by a reduction in stock-based compensation, laboratory expenses, and professional services.

Net loss was $16.0 million for the fourth quarter of 2025, compared to $21.7 million for the corresponding prior year period.

Full Year 2025 Financial Results

Revenue was $16.6 million for the full year 2025, a 17% increase from $14.2 million for the corresponding prior year period, driven by increased product sales and service revenue during the period. Product revenue for the full year 2025 was $11.2 million, including $5 thousand of related party revenue, and consisted of sales of Proteograph instruments and consumable kits. Service revenue was $4.9 million for the full year 2025, including $755 thousand of related party revenue, and primarily consisted of revenue related to Seer Technology Access Center service projects. Other revenue was $459 thousand for the full year 2025.

Gross profit was $8.5 million and gross margin was 51% for the full year 2025.

Operating expenses were $86.5 million for the full year 2025, including $15.0 million of stock-based compensation, a decrease of 19% compared to $107.2 million for the corresponding prior year period, including $26.6 million of stock-based compensation. The decrease in operating expenses was primarily driven by a reduction in stock-based compensation, professional services, and laboratory expenses.

Net loss was $73.6 million for the full year 2025, compared to $86.6 million for the corresponding prior year period.

Cash, cash equivalents and investments were approximately $240.6 million as of December 31, 2025.

2026 Guidance

Seer expects full year 2026 revenue to be in the range of $16 million to $18 million, representing growth of approximately 3% at the midpoint over full year 2025.

Webcast Information

Seer will host a conference call to discuss the fourth quarter and full year 2025 financial results on Thursday, February 26, 2026 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at https://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics, delivering insights with scale, speed, precision, and reproducibility previously unattainable by other proteomic methods. Seer’s Proteograph Product Suite uniquely integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables, and advanced analytical software to solve challenges conventional methods have failed to overcome. Traditional proteomic technologies have struggled with inconsistent data, limited throughput, and prohibitive complexity, but Seer’s robust and scalable workflow consistently reveals biological insights that others do not. Seer’s products are for research use only and are not intended for diagnostic procedures. For more information about Seer’s differentiated approach and ongoing leadership in proteomics, visit www.seer.bio.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding Seer’s expectations for future results of operations and its financial position, business strategy, partnerships, adoption of our products and outlook for fiscal year 2026. These and other risks are described more fully in Seer’s filings with the Securities and Exchange Commission (“SEC”) and other documents that Seer subsequently files with the SEC from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Kelly Gura

investor@seer.bio

Media Contact:

Patrick Schmidt

pr@seer.bio

SEER, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Product	$2,835	$2,351	$11,207	$8,695
Service	1,238	1,209	4,151	2,960
Related party	—	389	761	2,292
Other	128	51	459	223
Total revenue	4,201	4,000	16,578	14,170
Cost of revenue:
Product	1,468	1,200	5,336	4,402
Service	270	566	1,531	1,465
Related party	—	61	224	712
Other	280	148	1,022	536
Total cost of revenue	2,018	1,975	8,113	7,115
Gross profit	2,183	2,025	8,465	7,055
Operating expenses:
Research and development	9,742	12,619	43,874	50,585
Selling, general and administrative	9,826	12,894	42,583	56,571
Total operating expenses	19,568	25,513	86,457	107,156
Loss from operations	(17,385)	(23,488)	(77,992)	(100,101)
Other income (expense):
Interest income	2,548	3,565	11,522	16,666
Loss on equity method investment	(1,084)	(1,788)	(5,919)	(2,649)
Other income (expense)	(45)	67	(1,010)	(417)
Total other income	1,419	1,844	4,593	13,600
Loss before provision for income taxes	(15,966)	(21,644)	(73,399)	(86,501)
Provision for income taxes	28	98	201	98
Net loss	$(15,994)	$(21,742)	$(73,600)	$(86,599)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.29)	$(0.37)	$(1.28)	$(1.39)
Weighted-average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	56,019,318	59,091,817	57,447,580	62,348,012

SEER, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$47,285	$40,753
Short-term investments	138,612	195,657
Accounts receivable, net	4,282	3,997
Related party receivables	300	379
Other receivables	1,370	1,853
Inventory	7,795	7,436
Prepaid expenses and other current assets	1,890	3,248
Total current assets	201,534	253,323
Long-term investments	54,686	63,103
Operating lease right-of-use assets	20,488	22,791
Property and equipment, net	14,754	18,575
Restricted cash	524	524
Other assets	4,097	8,281
Total assets	$296,083	$366,597
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,611	$4,621
Accrued expenses	7,135	7,937
Deferred revenue	341	408
Operating lease liabilities, current	2,575	2,312
Other current liabilities	29	50
Total current liabilities	15,691	15,328
Operating lease liabilities, net of current portion	21,077	23,652
Other noncurrent liabilities	8	48
Total liabilities	36,776	39,028
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of December 31, 2025 and 2024; zero shares issued and outstanding as of December 31, 2025 and 2024	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of December 31, 2025 and 2024; 56,219,599 and 55,083,123 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1	1
Class B common stock, $0.00001 par value; 134,268 and 6,000,000 shares authorized as of December 31, 2025 and 2024, respectively; zero and 4,044,969 shares issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Additional paid-in capital	724,819	719,804
Accumulated other comprehensive gain	459	136
Accumulated deficit	(465,972)	(392,372)
Total stockholders’ equity	259,307	327,569
Total liabilities and stockholders’ equity	$296,083	$366,597